EXHIBIT 99.2

Company Contact:	Ed Rosenfeld
Executive Vice President, Strategic Planning and Finance
Steven Madden, Ltd.
(718) 446-1800

Investor Relations:	Cara O’Brien/Leigh Parrish
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

STEVEN MADDEN, LTD. ANNOUNCES CONCLUSION OF
STRATEGIC ALTERNATIVES REVIEW PROCESS

~ Company to Commence Dutch Auction Tender Offer to Repurchase
Up to 2,600,00 Shares of Common Stock ~

          LONG ISLAND CITY, N.Y. – February 19, 2008 – Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear and accessories for women, men and children, today announced that its Board of Directors has completed its previously announced evaluation of strategic alternatives. After careful consideration and upon the recommendation of the Strategic Review Committee of the Board, the Board has determined that the best method to maximize shareholder value at this time is to use a portion of the Company’s cash balances to repurchase shares at attractive values through a modified “Dutch Auction” tender offer.

          Under the terms of the tender offer, the Company will repurchase up to 2,600,000 shares of its common stock at a price per share not greater than $20.00 and not less than $16.50. This represents the repurchase of up to approximately 12.9% of the outstanding shares of common stock. The tender offer is expected to commence on February 20, 2008 and to expire, unless extended, at 12:00 midnight, Eastern Time, on March 18, 2008. Assuming that the maximum of 2,600,000 shares are tendered at the maximum purchase price of $20.00 per share, the aggregate purchase price will be $52,000,000.

          The Strategic Review Committee had considered other alternatives, including a sale of the Company. Based on current market conditions, upon the recommendation of the Strategic Review Committee, the Board has determined that it would not be in the shareholders’ best interest to actively pursue a sale of the Company at this time.

          “Over the last few months, we have thoroughly explored a number of strategic alternatives to maximize shareholder value,” commented Walter Yetnikoff, Chairman of the Strategic Review Committee. “Following the Board’s evaluation and consideration of these alternatives, we have concluded that the Company’s financial position, stock valuation and current market conditions make this an opportune time to launch a Dutch Auction tender offer. This plan will allow us to return significant capital to our shareholders and improve the efficiency of our balance sheet. Further, this reflects the confidence we have in the strength of our brand and our business model.”

          A modified “Dutch Auction” will allow stockholders to indicate how many shares and at what price within the Company’s specified range they wish to tender. Based on the number of shares tendered and the prices specified by the tendering stockholders, the Company will determine the lowest price per share within the range that will enable it to purchase up to 2,600,000 shares of its common stock, or such lesser number of shares as are properly tendered. The Company will not purchase shares below a price stipulated by a stockholder, and in some cases, may actually purchase shares at prices above a stockholder’s indication under the terms of the modified “Dutch Auction.” Specific instructions and a complete explanation of the terms and conditions of the tender offer are contained in the Offer to Purchase and related materials that will be mailed to stockholders of record beginning on February 20, 2008.

          The Company’s directors and officers have advised the Company that they do not intend to tender their shares in the tender offer. D.F. King & Co., Inc. will serve as the information agent and American Stock Transfer & Trust Company will serve as the depositary.

          In a separate release, the Company today announced is financial results for the fourth quarter and full year of fiscal 2007.

          This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the company’s common stock. The solicitation of offers to buy the company’s common stock will only be made pursuant to the Offer to Purchase and related materials that the company will send to its stockholders. Stockholders should read those materials carefully because they will contain important information, including the various terms and conditions of the tender offer. Stockholders will be able to obtain copies of the Offer to Purchase, related materials filed by the company as part of the statement on Schedule “TO” and other documents filed with the Securities and Exchange Commission through the Commission’s internet address at http://www.sec.gov without charge when these documents become available. Stockholders and investors may also obtain a copy of these documents, as well as any other documents the company has filed with the Securities and Exchange Commission, without charge, from the company or at the Investor Relations section of the company’s website: http://www.stevemadden.com. Stockholders are urged to carefully read these materials prior to making any decision with respect to the offer. Stockholders and investors who have questions or need assistance may call D.F. King & Co., Inc. at (800) 901-0068. (Banks and Brokers call collect: (212) 269-5550; Institutional Investors call: (212) 493-6933.)

Steven Madden, Ltd. designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel and footwear specialty stores, and online at www.stevemadden.com. The Company has several licensees for its brands, including for outerwear, cold weather accessories, eyewear, and girls apparel and owns and operates 100 retail stores, including its online store. Through its wholly-owned subsidiary, Daniel M. Friedman & Associates, the Company is the licensee for Betsey Johnson handbags and belts and Tracy Reese handbags and belts.

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes”, “belief”, “expects”, “intends”, “anticipates” or “plans” to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission.

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